Exhibit 10.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of the 5th day of January, 2018 by and between Laura Thomas (“Thomas”) and Towerstream Corporation, a Delaware corporation (the “Company”).

WHEREAS, Thomas serves as the Chief Financial Officer of the Company pursuant to the executive employment agreement effective as of May 15, 2017 (the “Employment Agreement”);

WHEREAS, the Company and Thomas desire to enter into this Agreement providing for Thomas’s amicable resignation from the Company’s employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Termination Date. Thomas acknowledges that her last day as Chief Financial Officer will be January 5, 2018, or such other later date mutually agreed upon between the Company and Thomas (the “Termination Date”). Thomas further understands and agrees that, as of the Termination Date, she will be no longer authorized to conduct any business on behalf of the Company as an executive or to hold herself out as an officer of the Company or its subsidiaries (the “Subsidiaries”), except as otherwise provided herein. Any and all positions and/or titles held by Thomas with the Company or any Subsidiaries of the Company will be deemed to have been resigned as of the Termination Date, except as otherwise provided herein.

2. Severance Payment. As severance, the Company shall pay or provide to Thomas the following benefits:

(i) Current base salary of $240,000 through January 5, 2018, payable on January 12, 2018 in accordance with the Company’s current payroll schedule;

(ii) Three months of current base salary of $240,000, payable in six bi-weekly payments of $10,000 each based on the Company’s payroll schedule commencing on January 26, 2018, less applicable statutory deductions and tax withholdings;

(iii) $44,310 in earned annual bonus for the fiscal year ended December 31, 2017, payable on March 9, 2018;

(iv) $5,076.92 in accrued but unused vacation time, consisting of three 2017 rollover days and 2.5 days accrued for 2018 in accordance with the Company’s vacation policy, payable on January 12, 2018 in accordance with the Company’s current payroll schedule;

(v) As of the Effective Date (defined in Section 10), all stock options and other stock incentive awards held by Thomas will become fully vested and immediately exercisable and all restrictions on any restricted stock held by Thomas will be removed;

(vi) Reimbursement of all reasonable and documented travel and accommodation expenses she incurred in connection with her services pursuant to the Employment Agreement;

(vii) Participation in supplemental insurance through AFLAC at Thomas’s sole expense through January 31, 2018; and

(viii) Continued coverage with respect to the Company’s group health plans as permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for herself and each of her “Qualified Beneficiaries” as defined by COBRA (“COBRA Coverage”). Through January 31, 2019, the Company shall pay for or reimburse the amount of any COBRA premium paid for COBRA Coverage timely elected by and for Thomas and any Qualified Beneficiary of Thomas. Thereafter Thomas shall pay the full cost of continued coverage under COBRA for Thomas and any Qualified Beneficiaries until the period that ends on the earliest of (x) the date Thomas or the Qualified Beneficiary, as the case may be, ceases to be eligible for COBRA Coverage, (y) the last day of the consecutive 18 month period following the Termination Date and (z) the date Thomas or the Qualified Beneficiary, as the case may be, is covered by another group health plan. To reimburse any COBRA premium payment under this paragraph, the Company must receive documentation of the COBRA premium payment within 90 days of its payment.

Thomas shall be responsible for the payment of all payroll taxes, Medicare and other taxes, and shall indemnify the Company with respect to the payment of all such amounts. Except as otherwise set forth herein, Thomas will not be entitled to payment of any bonus, vacation or other incentive compensation. Any tax, penalties or interest as a result thereof shall be the sole responsibility of Thomas who agrees to indemnify and hold harmless the Company with respect thereto.

3. Thomas’s Release. In consideration for the payments and benefits described above and for other good and valuable consideration, Thomas, on behalf of herself and all of her affiliates, hereby releases and forever discharges the Company and its subsidiaries, as well as its affiliates and all of their respective directors, officers, employees, members, agents, and attorneys, of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which she ever had, now has, or hereafter may have on account of her employment with the Company, the termination of her employment with the Company, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the date when she executes this Agreement, including, but not limited to, any and all claims for wrongful termination; breach of any implied or express employment contract; unpaid compensation of any kind; breach of any fiduciary duty and/or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination, harassment; or retaliation based upon age, race, sex, gender, sexual orientation, marital status, religion, national origin, medical condition, disability, handicap, or otherwise; any and all claims arising under arising under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Equal Pay Act of 1963, as amended (“EPA”); the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act of 1990, as amended (“ADA”); the Family and Medical Leave Act, as amended (“FMLA”); the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Sarbanes-Oxley Act of 2002, as amended (“SOX”); the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”); and/or any other federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including attorneys’ fees, incurred in any of these matters (the “Release”). The Company acknowledges, however, that Thomas does not release or waive any rights to contribution or indemnity under this Agreement to which she may otherwise be entitled. The Company also acknowledges that Thomas does not release or waive any claims, and that she retains any rights she may have, to any vested 401(k) monies (if any) or benefits (if any), or any other benefit entitlement that is vested as of the Termination Date pursuant to the terms of any Company-sponsored benefit plan governed by ERISA. Nothing contained herein shall release the Company from its obligations set forth in this Agreement.

4. Confidential Information; Proprietary Matters.

(i) Confidential Information. Thomas understands and acknowledges that during the course of her employment with the Company as Chief Financial Officer and during the Term of this Agreement, she had access to Confidential Information (as defined below) of the Company. Thomas agrees that at no time will Thomas (a) use Confidential Information for any purpose other than in connection with services provided under this Agreement or (b) disclose Confidential Information to any person or entity other than to the Company or persons or entities to whom disclosure has been authorized by the Company. As used herein, “Confidential Information” means all information of a technical or business nature relating to the Company or its affiliates, including, without limitation, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulae, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information; provided, however, that “Confidential Information” shall not include any information that (i) has entered the public domain through no action or failure to act of Thomas; (ii) was already lawfully in Thomas’s possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by Thomas on a non-confidential basis from a third party who has the right to disclose such information to Thomas; or (iv) is ordered to be or otherwise required to be disclosed by Thomas by a court of law or other governmental body; provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene.

(ii) Proprietary Matters. Thomas expressly agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by Thomas during the term of her employment, whether conceived during Thomas’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company, Thomas will assign or execute any and all applications, assignments and/or other documents, and do all things which the Company reasonably deems necessary or appropriate, in order to permit the Company to: (a) assign and convey, or otherwise make available to the Company, the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes or know-how; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how. However, the improvements, inventions, discoveries, processes, or know-how generated or conceived by Thomas and referred to in the Section 4(ii) (except those which may be included in the patents, copyrights, or registered trade names or trademarks of the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of the Employment Agreement or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company. The rights and obligations of the parties under this Section 4(ii) shall survive the expiration or termination of this Agreement for any reason.

(iii) Injunctive Relief. Thomas acknowledges and agrees that any violation of Sections 4(i) through 4(ii) of this Agreement would result in irreparable harm to the Company and, therefore, agrees that, in the event of an actual, suspected, or threatened breach of Sections 4(i) through 4(ii) of this Agreement, the Company shall be entitled to an injunction restraining Thomas from committing or continuing such actual, suspected or threatened breach. The parties acknowledge and agree that the right to such injunctive relief shall be cumulative and shall not be in lieu of, or be construed as a waiver of the Company’s right to pursue, any other remedies to which it may be entitled in law or in equity. The Parties agree that for purposes of Sections 4(i) through 4(ii) of this Agreement, the term “Company” shall include the Company and its affiliates.

5. Applicable Law and Dispute Resolution. Except as to matters preempted by ERISA or other laws of the United States of America, this Agreement shall be interpreted solely pursuant to the laws of the State of New York, exclusive of its conflicts of laws principles. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

6. Non-Disparagement. Thomas and the Company each agree that she and it shall not malign, defame, blame, or otherwise disparage the other, either publicly or privately regarding the past or future business or personal affairs of Thomas, the Company or any other officer, director or employee of the Company.

7. Future Cooperation. Thomas agrees to reasonably cooperate with the Company and its financial and legal advisors, in connection with any business matters for which the Thomas’s assistance may be required and in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which Thomas may possess relevant knowledge or information. Employee agrees to promptly inform the Company if Employee becomes aware of any lawsuits or potential claims that may be filed against the Company. For any assistance occurring after termination of Employee’s employment by the Company, the Company agrees to provide reasonable compensation to Employee for such assistance. Employee also agrees to promptly inform the Company if asked to assist in any investigation of the Company (or its actions) that may relate to services performed by Employee for the Company, regardless of whether a lawsuit has been filed against the Company with respect to such investigation.

8. Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both parties. Until such time as this Agreement has been executed and subscribed by both parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such. This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties, including the Employment Agreement.

9. Assignment. Thomas has not assigned or transferred any claim she is releasing, nor has she purported to do so. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Thomas’s heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

10. Acknowledgement. Thomas acknowledges that she: (a) has carefully read this Agreement in its entirety; (b) has been advised to consult and has been provided with an opportunity to consult with legal counsel of her choosing in connection with this Agreement; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with her independent legal counsel or has been provided with a reasonable opportunity to do so; (d) has had answered to her satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; (e) is signing this Agreement voluntarily and of her own free will and agrees to abide by all the terms and conditions contained herein; and (f) following her execution of this Agreement, she has seven (7) days in which to revoke her release and that, if she chooses not to so revoke, this Agreement shall become effective and enforceable on the eighth (8th) day following her execution of this Agreement (the “Effective Date”). To revoke the Release, Thomas understands that she must give a written revocation to the Company, within the seven (7)-day period following the date of execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. If Thomas revokes the Release, this Agreement will not become effective or enforceable and Thomas acknowledges and agrees that she will not be entitled to any benefits hereunder, including in Section 2.

11. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by first class mail, certified, return receipt requested, postage prepaid, or (iii) by overnight courier, with acknowledged receipt, and properly addressed as follows:

If to the Company:	Towerstream Corporation
88 Silva Lane
Middletown, RI 02842

If to Thomas:	Laura Thomas

12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

13. Counsel Representation. The parties hereto further agree that this Agreement has been carefully read and fully understood by them. Each party hereby represents, warrants, and agrees that it was represented by counsel in connection with this Agreement, has had the opportunity to consult with counsel about this Agreement, has carefully read and considered the terms of this Agreement, and fully understands the same. Thomas represents, warrants and acknowledges that she has retained independent counsel and that counsel to the Company does not represent Thomas.

[signature page follows immediately]

IN WITNESS HEREOF, the parties hereby enter into this Agreement and affix their signatures as of the date first above written.

TOWERSTREAM CORPORATION

By:	/s/ Ernest Ortega
Name:	Ernest Ortega
Title:	Chief Executive Officer

/s/ Laura Thomas
Laura Thomas